Exhibit 23.2

                       Consent of Independent Accountants

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-73874) and related Prospectus of Wellsford Real Properties, Inc. (the "Company") for the registration of 1,402,152 shares of its common stock and to the incorporation by reference therein of our reports dated (i) March 14, 2001, with respect to the consolidated financial statements of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2000 filed with the Securities and Exchange Commission, and (ii) February 9, 2001, with respect to the consolidated financial statements of Wellsford/Whitehall Group, LLC and Subsidiaries for the year ended December 31, 2000 included in the Company's Form 10-K filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP


New York, New York

December 14, 2001